EXHIBIT 10.1

AGREEMENT FOR SALE AND PURCHASE OF BUSINESS ASSETS

This AGREEMENT FOR SALE AND PURCHASE OF BUSINESS ASSETS (this “Agreement”), dated as of March 31, 2009, is between Middletown & New Jersey Railway Company, Inc., a New York corporation (the “Seller”), Chartwell International Inc., a Nevada corporation (the “Selling Shareholder”) and Middletown & New Jersey Railroad, LLC., a  Delaware limited liability company (the “Buyer”).

RECITALS

A.           The Seller operates a business primarily engaged in railroad freight services serving central Orange County in Middletown, New York south to the Slate Hill (the “Business”).  The Seller’s principal place of business is 140 East Main St., Middletown, NY 10940.  The Seller owns equipment, inventory, contract rights, leasehold interests, real property, and miscellaneous assets used in connection with the operation of its business.

B.           The Buyer desires to acquire substantially all the assets used or useful, or intended to be used, in the operation of the Seller’s business, and the Seller desires to sell such assets to the Buyer.

C.           The Selling Shareholder is the sole shareholder of the Seller.

AGREEMENT

The parties agree as follows:

SECTION 1	ASSETS PURCHASED; LIABILITIES ASSUMED

1.1           Assets Purchased.  The Seller agrees to sell to the Buyer and the Buyer agrees to purchase from the Seller, on the terms and conditions set forth in this Agreement, the following assets (the “Assets”):

(a)           All equipment (including 3 locomotives), tools, furniture, and fixtures held by Seller and currently used for the conduct of the Business, including without limitation all such items listed on attached Schedule 1.1(a), together with any replacements or additions to the equipment made before the Closing;

(b)           All inventories of supplies, raw materials, parts, and finished goods inventory owned by the Seller and currently used for the conduct of the Business, including without limitation all such items listed on attached Schedule 1.1(b), together with any replacements or additions to the inventories made before the Closing, but excluding inventory disposed of in the ordinary course of the Seller’s business;

(c)           All the Seller’s rights under Contracts held by Seller and currently used for the conduct of the Business, including without limitation all such items listed on Schedule 9.6;

(d)           All the Seller’s rights under purchase orders held by Seller and currently used for the conduct of the Business, including those entered into in the ordinary course of business before the Closing, including such items listed on Schedule 1.1(d);

(e)           The Seller’s business and goodwill;

(f)           All patents, trademarks, trade names, copyrights, service marks, and domain names of the Seller held by the Seller and currently used for the conduct of the Business, including without limitation all such items listed on Schedule 9.12, all registrations for them, all applications pending for them, and all other proprietary rights and intangible property of the Seller, including trade secrets, inventions, technology, software, operating systems, customer lists, customer relationships, customer agreements, customer understandings, drawings, blueprints, know-how, formulae, slogans, processes, and operating rights and all other similar items and all such items acquired by the Seller or coming into existence on or before the Closing Date;

(g)           To the extent transferable, all approvals, authorizations, consents, licenses, permits, franchises, tariffs, orders, and other registrations of any federal, state, or local court or other governmental department, commission, board, bureau, agency, or instrumentality held by the Seller and required or appropriate for the conduct of the Business , including without limitation all such items listed on Schedule 1.1(g) and all such items granted or received on or before the Closing Date;

(h)           All accounts receivable and other receivables of the Seller, including without limitation all receivables listed on Schedule 1.1(h) and all receivables arising on or before the Closing Date, other than to the extent that those receivables have been collected by the Seller in the ordinary course of business before the Closing Date;

(i)           All choses in action, causes of action, rights of recovery and setoff, warranty rights, and other similar rights of the Seller, including without limitation all such items listed on Schedule 1.1(i) and all such items arising or acquired on or before the Closing Date;

(j)           All prepaid and deferred items of the Seller, including without limitation prepaid insurance, taxes, rent and unbilled charges and deposits relating to the Business and all other such items reflected on the Financial Statements described in Section 9.3;

(k)           All correspondence, engineering, and plant records, and other similar documents and records relating to the Business;

(l)           All assignable rights, if any, to all telephone lines and numbers currently used in the conduct of the Business, including without limitation those listed on Schedule 1.1(l); and

(m)           All Real Property (as defined in Section 9.11.1 below) as listed on Schedule 9.11.1, Tangible Personal Property (as defined in Section 9.12.1) listed on Schedule 9.11.2, all Real Property Improvements (as defined in Section 9.11.3) and all Operating Assets (as defined in Section 9.11.4).

1.2          Liabilities Assumed.

1.2.1  The Buyer will accept the assignment and assume responsibility for all unfilled orders from customers of the Seller assigned to the Buyer listed on Schedule 1.1(d).  The Buyer will assume and perform the Seller’s obligations arising on or after the Closing Date under the Contracts listed on Schedule 9.6 and the liabilities listed on Schedule 1.2.1.  Liabilities and obligations to be assumed by the Buyer under this Section 1.2.1 shall be the “Assumed Liabilities”.

1.2.2  Except for the Assumed Liabilities, the Buyer will not assume and will not be liable for any liabilities of the Seller, known or unknown, contingent or absolute, accrued or other, and the Assets will be free of all liabilities, obligations, liens, and encumbrances.  Without limiting the generality of the foregoing and except as otherwise provided above, the Buyer will not be responsible for any of the following:

(a)           Liabilities, obligations, or debts of the Seller, whether fixed, contingent, or mixed and whether based on events occurring before or after the Closing, including without limitation those based on tort, contract, statutory, or other claims or involving fines or penalties payable to any governmental authority;

(b)           Liabilities, obligations, or debts of the Seller for any federal, state, or local tax, including without limitation federal income taxes, state income and excise taxes, state and local real and personal property taxes, and federal, state, and local withholding and payroll taxes;

(c)           Liabilities or obligations of the Seller to employees for salaries, bonuses, or health and welfare benefits or with respect to any profit-sharing, stock bonus, pension, retirement, stock purchase, option, bonus, or deferred compensation plan or for any other benefits or compensation (including without limitation accrued vacation);

(d)           Liabilities or obligations of the Seller for employee severance payments or arrangements resulting from termination of the Seller’s employees;

(e)           Liabilities or obligations of the Seller relating to issuances of securities;

(f)           Liabilities or obligations of the Seller incurred in connection with distributions to shareholders or any corporate dissolution; and

(g)           Liabilities or obligations of the Seller under any environmental law.

SECTION 2	EXCLUDED ASSETS

The following assets of Seller are excluded from this sale and purchase (“Excluded Assets”):

2.1           All cash and cash equivalents;

2.2           All bank, investment and other accounts, other than accounts receivable;

2.3           All corporate seals, minute books, stock records and tax returns, other than as provided in Section 22.5;

2.4           All insurance policies of Seller and all of Seller’s rights thereunder;

2.5           All Contracts, Real Property, Tangible Personal Property, and other assets of Seller listed on attached Schedule 2.5; and

2.6           All receivables collected by Seller on or before the Closing Date with the exception of any freight and/or fuel surcharge revenue that is received or invoiced for the movement of any rail cars that remain on the lines of the railroad on or after the Closing date.  Buyer shall be entitled to receive fifty percent (50%) of all applicable freight and/or fuel surcharge revenues for those rail cars remaining on the line on or after Closing.

SECTION 3	ALLOCATION OF PURCHASE PRICE

For tax purposes, including without limitation the filing of IRS Form 8594, the parties agree that they will report an allocation of the Purchase Price as provided in Schedule 3.   For all tax purposes, Buyer and the Seller agree that the transactions contemplated by this Agreement shall be reported in a manner consistent with the terms of this Agreement, including the allocation, and that neither of them will take any position inconsistent therewith in any tax return, in any refund claim, in any litigation, or otherwise.

SECTION 4	PURCHASE PRICE

4.1           Purchase Price.  The purchase price for the Assets (the “Purchase Price”) will be:

(a)           $386,900; and

(b)           The assumption by the Buyer of the Assumed Liabilities.

SECTION 5	PAYMENT OF PURCHASE PRICE

The price for the Assets will be paid as follows:

5.1           Escrow.  At the Closing (or if not practical, within 1 business day after the Closing), the Buyer will pay by wire transfer the purchase price, in the amount of $386,900 (“Escrowed Funds”) into an escrow established with Weintraub Genshlea Chediak Law Corporation, 400 Capitol Mall, Suite 1100, Sacramento, California 95814, which funds shall be released pursuant to the terms of a separate agreement between Buyer and Seller (“Escrow Agreement”) concerning the resolution of i) title report and title insurance with respect to all Real Property and Real Property Improvements acquired pursuant to this Agreement and ii) a certain purchase and sale agreement entered into by Seller and Harold J. Rasmussen, dated May 2, 2007, relating to a portion of the Real Property (“Rasmussen Property”).

5.2           Title Insurance/Title Report/UCC Termination.  Within 75 days after the Closing Date, Seller shall have provided at its sole expense i)  a standard owner’s title insurance policy in the amount of $200,000, insuring title vested in the Buyer to the Real Property and Real Property Improvements, subject only to non-delinquent real property taxes and assessments and any other matter revealed by the final title report delivered to Buyer and not objected to by the Buyer (“Title Policy”) and ii) evidence of termination or release of UCC financing statements affecting the Assets.  During the 75 day timeframe, Seller will provide periodic updates with respect to the Title Policy.  If this Section 5.2 post-closing condition is satisfied within the 75 day timeframe, Buyer will direct the Escrow Agent to make a payment in the amount of the Escrowed Funds less $30,000 to the Seller.  If this Section 5.2 post-closing condition is not satisfied within the 75 day timeframe, Buyer may, in its sole discretion without any input or approval needed from Seller, direct the Escrow Agent to make payment of all Escrowed Funds (including the $30,000 relating to the Rasmussen Property) to Buyer and this Agreement will be rescinded.

5.3           Rasmussen Issue.  Subject first to the release of Escrow Funds to Seller pursuant to Section 5.2, the remaining $30,000 of Escrow Funds will be paid to Seller upon the earlier of Seller providing written evidence of:

(a) Harold J. Rasmussen legally subdividing a portion of the Real Property relating to the Rasmussen Property; or

(b) Seller entering into a definitive purchase agreement with Mr. Rasmussen to repurchase the Rasmussen Property for $30,000, Seller agreeing in writing to cause the Rasmussen Property to be quitclaimed to Buyer, and a general release and indemnification by Mr. Rasmussen and Seller of any of their rights to the Rasmussen Property for the benefit of Buyer.

If this Section 5.3 post-closing condition is not satisfied within 6 months after the Closing Date, Buyer may, in its sole discretion without any input or approval needed from Seller, direct the Escrow Agent to make payment of the Escrowed Funds to Buyer.

SECTION 6	ADJUSTMENTS

The operation of the Business and related income and expenses up to the close of business on the day before the Closing will be for the account of the Seller and from and after the day of the Closing for the account of the Buyer.  Expenses, including but not limited to utilities, personal property taxes, rents, wages, vacation pay, payroll taxes, and fringe benefits of employees of the Seller, will be prorated between the Seller and the Buyer as of the close of business on the Closing, the proration to be made and paid, insofar as reasonably possible, on the Closing, with settlement of any remaining items to be made within 30 days after the Closing.

SECTION 7	OTHER AGREEMENTS

At the Closing, the parties will execute the following additional agreements (the “Related Agreements”):

(a)           The Escrow Agreement between the Buyer and the Seller as it relates to the release of the Escrowed Funds, substantially in the form attached as Exhibit A;

(b)           The Assignment and Assumption Agreement, substantially in the form attached as Exhibit B;

(c)           The Bill of Sale, substantially in the form attached as Exhibit C; and

(d)           A Bargain and Sale Deed transferring title to Real Property from Seller to Buyer, substantially in the form attached as Exhibit D

(e)           Agreement terminating and/or revoking Tom Winnant power of attorney to negotiate certain transactions on Seller’s behalf .

SECTION8	[Intentionally Left Blank]

SECTION 9	SELLER’S AND SELLING SHAREHOLDER’S REPRESENTATIONS AND WARRANTIES

Subject to, and except as disclosed by the Seller in the Schedule of Exceptions in a numbered paragraph that corresponds to the section for which disclosure is made, the Seller and the Selling Shareholder represent and warrant to the Buyer as set forth below.  For purposes of this Agreement, “Seller’s Knowledge” means the current, actual knowledge, after reasonable investigation in the exercise of one’s duties, of the officers of the Selling Shareholder or the Seller.  As used in this Agreement, “Material Adverse Effect” means a material adverse effect on the business, results of operations, financial position, assets, or prospects of the Seller, which will in any event include any adverse effect on the Seller’s equity, assets, revenue, or net income of the Seller in excess of $10,000; and “Material Adverse Change” means any change that has resulted, will result or is likely to result in a Material Adverse Effect.

9.1           Corporate Existence. The Seller is a corporation duly incorporated and legally existing under the laws of the state of New York and is qualified to do business in every jurisdiction in which its ownership of property or conduct of business requires it to qualify except where the failure to so qualify would not have a Material Adverse Effect on the Business.  The Seller has all requisite corporate power and authority and all material licenses, permits, and authorizations necessary to own and operate the Assets and to carry on its business as now conducted.  The copies of the Seller’s charter documents and bylaws that have been furnished to the Buyer’s counsel reflect all amendments made thereto at any time before the Closing Date and are correct and complete.

9.2           Authorization. The execution, delivery, and performance of this Agreement and the Related Agreements to which the Seller or the Selling Shareholder is a party have been duly authorized by the Seller or the Selling Shareholder, as the case may be.  This Agreement and the Related Agreements, when executed and delivered by the parties thereto, will constitute the legal, valid, and binding obligation of the Seller or the Selling Shareholder, as the case may be, enforceable against the Seller or the Selling Shareholder, as the case may be, in accordance with their respective terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, or similar laws affecting the enforcement of creditors’ rights or by the application of general principles of equity.  Except as set forth on Schedule 9.2, the execution and delivery by the Seller and the Selling Shareholder of this Agreement and the Related Agreements to which the Seller or the Selling Shareholder is a party, and the fulfillment of and compliance with the respective terms hereof and thereof by the Seller or the Selling Shareholder, do not and will not (a) conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any Contract, (b) result in the creation of any lien, security interest, charge, or encumbrance on the Assets, (c) result in a violation of the charter or bylaws of the Seller or the Selling Shareholder or any law, statute, rule, or regulation to which the Seller or the selling Shareholder is subject, or any order, judgment, or decree to which the Seller or the Selling Shareholder is subject, or (d) require any authorization, consent, approval, exemption, or other action by or notice to any court or administrative or governmental body.

9.3           Financial Statements. The unaudited balance sheet of the Seller at December 31, 2008, in the form attached to this Agreement as Schedule 9.3 (the “2008 Balance Sheet”), fairly presents the financial position of the Seller at December 31, 2008, and the unaudited income statement of the Seller for the year ended December 31, 2008, in the form attached to this Agreement as Schedule 9.3 (the “2008 Income Statement”), fairly present the results of operations of the Seller for the year ended December 31, 2008, and both have been prepared in a manner substantially consistent with prior financial statements of the Seller.  The 2008 Balance Sheet and the 2008 Income Statement are referred to collectively in this Agreement as the “Unaudited Statements.” The unaudited balance sheet at February 28, 2009, in the form attached to this Agreement as Schedule 9.3 (the “Current Balance Sheet”) and the income statement of the Seller for the 2 months then ended, in the form attached to this Agreement as Schedule 9.3 (the “Unaudited Financial Statements”), fairly present the financial position of the Seller at February 28, 2009, and the results of operations for the 8 months then ended and have been prepared in accordance with generally accepted accounting principles (GAAP), consistently applied, and in a manner substantially consistent with the Unaudited Statements.  The Unaudited Statements and the Unaudited Financial Statements are collectively referred to as the “Financial Statements.”

9.4           Brokers and Finders. The Seller and/or the Selling Shareholder has employed Strategic Rail Finance as a broker or finder in connection with the transactions contemplated by this Agreement.   Seller and/or Selling Shareholder will assume responsibility for all brokerage commission, finder’s fee, or other like payment owed to Strategic Rail Finance and will indemnify Buyer against any claim for such payment.

9.5           Transfer Not Subject to Encumbrances or Third-Party Approval. Except as set forth on Schedule 9.5 and to Seller’s Knowledge, the execution and delivery of this Agreement and the Related Agreements by the Seller and the Selling Shareholder, and the consummation of the contemplated transactions, will not result in the creation or imposition of any valid lien, charge, or encumbrance on any of the Assets, and will not require the authorization, consent, or approval of any third party, including any governmental subdivision or regulatory agency.

9.6           Contracts.  Schedule 9.6 contains a complete and accurate list of each contract, agreement, instrument, lease, purchase order, sales order, document and commitment (including license agreements) to which the Seller is a party (the “Contracts”).  The Seller has delivered a copy of each Contract to the Buyer.  Except as otherwise set forth on Schedule 9.6:

(a)           The Seller is not in default under any Contract, nor, to the Seller’s Knowledge, does there exist any event that, with notice or the passage of time or both, would constitute a default or event of default by the Seller under any Contract.

(b)           No power of attorney or similar authorization given by the Seller is presently in effect or outstanding.  No Contract limits the freedom of the Seller to compete in any line of business or with any person.

(c)           Each of the Contracts is valid, binding, and enforceable by the Seller in accordance with its terms and is in full force and effect, except as enforceability may be limited by equitable principles or by bankruptcy, fraudulent conveyance or insolvency laws affecting the enforcement of creditor’s rights generally. There is no pending or, to Seller’s Knowledge, threatened proceeding that would interfere with the quiet enjoyment of any leasehold of which the Seller is the lessee or sublessee.  Except as set forth on Schedule 9.6(c), all other parties to the Contracts have consented or, before the Closing, will have consented (when such consent is necessary) to the consummation of the transaction contemplated by this Agreement without requiring modification of the Seller’s rights or obligations under any Contract.

(d)           To Seller’s Knowledge there is no default by any other party to any Contract or of any event that (whether with or without notice, lapse of time, or both) would constitute a default by any other party with respect to obligations of that party under any Contract, and, to Seller’s Knowledge, there are no facts that exist indicating that any of the Contracts may be totally or partially terminated or suspended by the other parties.

(e)           To Seller’s Knowledge, no Contract will result in any loss to the Seller on the performance thereof (including any liability for penalties or damages, whether liquidated, direct, indirect, incidental, or consequential).

9.7           Compliance with Codes and Regulations. To Seller’s Knowledge, no leasehold improvements violate any provisions of any applicable building codes, fire regulations, building restrictions, or other ordinances, orders, or regulations.

9.8           Litigation. Except as set forth on Schedule 9.8, there are no actions, suits, proceedings, orders, investigations, or claims pending or, to Seller’s Knowledge, threatened against the Seller or its property, at law or in equity, or before or by any governmental department, commission, board, bureau, agency, or instrumentality; the Seller is not subject to any arbitration proceedings under collective bargaining agreements or otherwise or, to Seller’s Knowledge, any governmental investigations or inquiries; and to Seller’s Knowledge, there is no basis for any of the foregoing.

9.9           Compliance with Laws. To Seller’s Knowledge, (a) the Seller has at all relevant times conducted its business in compliance with its articles of incorporation and bylaws, and is in compliance with all applicable laws and regulations, and (b) the Seller is not in violation of any applicable laws or regulations, other than violations that singly or in the aggregate do not have a Material Adverse Effect on the Business.  The Seller is not subject to any outstanding order, writ, injunction, or decree, and the Seller has not been charged with, or to Seller’s Knowledge threatened with a charge of, a violation of any provision of federal, state, or local law or regulation.

9.10        Employment Matters.

9.10.1  Labor Matters.

(a)           The Seller is not a party or otherwise subject to any collective bargaining or other agreement governing the wages, hours, or terms of employment of its employees.

(b)           There is no (i) unfair labor practice complaint against the Seller pending before the National Labor Relations Board or any other governmental authority, (ii) labor strike, slowdown, or work stoppage actually occurring or, to Seller’s Knowledge, threatened against the Seller, (iii) to Seller’s Knowledge, representation petition regarding the Seller’s employees pending before the National Labor Relations Board, or (iv) to Seller’s Knowledge, grievance or any arbitration proceeding pending arising out of or under collective bargaining agreements applicable to the Seller.

(c)           The Seller has not experienced any primary work stoppage or other organized work stoppage involving its employees in the past two years.

9.10.2  Employment Claims. Except as disclosed on Schedule 9.10(2), there are no pending claims and, to Seller’s Knowledge, no threatened claims by or on behalf of any of its employees under any federal, state, or local labor or employment laws or regulations.

9.10.3  Employee Benefits.  Schedule 9.10(3) lists all pension, retirement, profit-sharing, deferred compensation, bonus, commission, incentive, life insurance, health and disability insurance, hospitalization, and all other employee benefit plans or arrangements (including, without limitation, any contracts or agreements with trustees, insurance companies, or others relating to any such employee benefit plans or arrangements) established or maintained by the Seller (the “Plans”), and complete and accurate copies of all of the Plans have been provided to the Buyer.  None of the Plans is a defined benefit pension plan under Title IV of the Employee Retirement Income Security Act of 1974 (ERISA), as amended.

9.10.4  Employment Agreements. Except as disclosed on Schedule 9.10(4), each of Seller’s employees is an “at-will” employee and there are no written employment, commission, or compensation agreements of any kind between the Seller and any of its employees.  Schedule 9.10.4 lists all the Seller’s employment or supervisory manuals, employment or supervisory policies, and written information generally provided to employees (such as applications or notices), and true and complete copies of those manuals, policies, and written information have been provided to the Buyer.  The Seller does not have any agreements or understandings with its employees except as reflected in the items listed on Schedules 9.10.3 and 9.10.4.

9.10.5  Compensation.  Schedule 9.10.5 contains a complete and accurate list of employees, and consultants of the Seller, specifying their names and job designations, the total amount paid or payable as compensation to each of them, and the basis of such compensation, whether fixed or commission or a combination thereof, and accrued benefits for them as of the date of this Agreement.

9.10.6  Severance. Except as set forth on Schedule 9.10.6, the Seller has no severance pay plan, policy, practice, or agreement with any of its employees.

9.11        Tangible and Operating Assets.

9.11.1  Real Property.  Schedule 9.11.1 contains a complete and accurate list of all real property owned or leased by the Seller (the “Real Property”).

9.11.2  Personal Property.  Schedule 9.11.2 contains a complete and accurate list of all the tangible personal property owned by the Seller (the “Tangible Personal Property”).

9.11.3  Real Property Improvements. All of the structures, buildings and other improvements on the Real Property are included in the Assets (“Real Property Improvements”).

9.11.4  All Operating Assets.  The Assets include all the assets, properties, and rights owned or used by the Seller in the Business, other than the Excluded Assets (“Operating Assets”).

9.12        Intellectual Property.  Schedule 9.12 contains a complete and accurate list of the Seller’s patents, trademarks, trade names, copyrights, technology, domain names, know-how, processes, related applications, and other intellectual property used in the Business (the “Intellectual Property”).  The Seller owns all its Intellectual Property free and clear of all liens, claims, and encumbrances.  To the Seller’s Knowledge, the Seller’s use of its Intellectual Property does not create any conflict with or infringe on any rights of any other person and no claims of conflict or infringement have been asserted against the Seller.  Schedule 9.12 also describes all agreements, licenses, permits, and other instruments under which the Seller has acquired or been granted or sold or granted a right to use any Intellectual Property, together with a brief description of such Intellectual Property.

9.13        Leases. The Seller is not a party to any real estate leases other than the real property leases described on Schedule 9.6.

9.14        Title to and Condition of Assets.

9.14.1  The Seller owns (and at Closing the Buyer will acquire) all the Assets free and clear of all mortgages, pledges, security interests, options, claims, charges, or other encumbrances or restrictions of any kind, except as set forth on Schedule 9.14.

9.14.2  The Seller has (and at Closing the Buyer will acquire) good and marketable title to the Assets, subject to any matters disclosed in the disclosure schedules attached to this Agreement.

9.14.3  All Tangible Personal Property has been maintained and operated in accordance with manufacturers’ specifications and prudent industry practices, is in a good state of maintenance and repair, ordinary wear and tear excepted, adequate for the conduct of the Business as currently conducted except where the failure would not have a Material Adverse Effect on the Business.

9.14.4  To Seller’s Knowledge, there are no defects or liabilities affecting any of the Tangible Personal Property that might detract from the value of the property or assets, interfere with any present use of any of the property or assets, or affect the marketability of the property or assets, in each case, other than those that will not have a Material Adverse Effect on the Business.

9.14.5  The plants, buildings, and structures included in the Real Property currently have access to (a) public roads or valid easements over private streets or private property for ingress to and egress from the Real Property, and (b) water supply, storm and sanitary sewer facilities, telephone, gas and electrical connections, fire protection, drainage, and other public utilities, in each case as is necessary for the conduct of the Business.

9.14.6  To Seller’s Knowledge, none of the material structures on the Real Property encroaches on real property of another person, and no structure of any other person substantially encroaches on any of the Real Property.

9.14.7  To Seller’s Knowledge, neither the current operations on the Real Property nor any improvements on the Real Property violate any applicable building code, zoning requirement, or other statute or ordinance, and the Seller has not received any notice of any pending or contemplated special assessments against the Real Property.

9.14.8  To Seller’s Knowledge, there are no material structural defects in any structure on the Real Property, all electrical wiring, heating, cooling, and plumbing systems are in working order, all utility connections enter the Real Property through either adjoining public streets or private easements that will inure to the benefit of the Buyer; and no structures are located on utility lines or encroach on utility rights-of-way except where any defect or deficiency would not have a Material Adverse Effect on the Business.

9.15        Undisclosed Liabilities. To Seller’s Knowledge, the Seller does not have any liability or obligation (whether absolute, accrued, contingent, or other, and whether due or to become due) that is not accrued, reserved against, or disclosed in the Current Balance Sheet, other than liabilities incurred in the ordinary course of business consistent with past practice since the date of the Current Balance Sheet or that individually or in the aggregate will not have a Material Adverse Effect on the Business.

9.16        Absence of Certain Changes or Events. Since the date of the Current Balance Sheet, there has not been:

(a)           To Seller’s Knowledge, any Material Adverse Change or any event, occurrence, development, or state of circumstances or facts that could reasonably be expected to result in a Material Adverse Change;

(b)           To Seller’s Knowledge, any damage, destruction, or casualty loss, whether insured against or not, to any of the Assets;

(c)           Any entry into any agreement, commitment, or transaction (including, without limitation, any borrowing, capital expenditure, or capital financing or any amendment, modification, or termination of any existing agreement, commitment, or transaction) by the Seller, except agreements, commitments, or transactions in the ordinary course of business and consistent with past practices or as expressly contemplated in this Agreement;

(d)           Any conduct of business that is outside the ordinary course of business or not substantially in the manner that the Seller previously conducted the Business;

(e)           Any purchase or other acquisition of property or any sale, lease, or other disposition of property, or any expenditure, except in the ordinary course of business;

(f)           Any incurrence of any noncontract liability known to the Seller that, either singly or in the aggregate, is material to the Business, results of operations, financial condition, or prospects of the Seller;

(g)           Any encumbrance or consent to encumbrance of any property or assets except in the ordinary course of business; or

(h)           To Seller’s Knowledge, any material change in the assets, liabilities, licenses, permits, or franchises of the Seller, or in any material agreement to which the Seller is a party or is bound, which has had or reasonably could be expected to have a Material Adverse Effect on the Business.

9.17        Environmental Conditions.

9.17.1  Definitions. As used in this Agreement,

(a)           “Environmental Law” means any federal, state, or local statute, ordinance, or regulation pertaining to the protection of human health or the environment and any applicable orders, judgments, decrees, permits, licenses, or other authorizations or mandates under such statutes, ordinances, or regulations; and

(b)           “Hazardous Substance” means any hazardous, toxic, radioactive, or infectious substance, material, or waste as defined, listed, or regulated under any Environmental Law.

9.17.2  Compliance. Except as disclosed on Schedule 9.17, to Seller’s Knowledge, the Seller, the Business, and the Assets are in material compliance with all Environmental Laws and the Seller has all permits required under Environmental Laws in connection with the construction, ownership, or operation of the Assets and the Seller’s business except where the failure to do so would not have a Material Adverse Effect on the Business.  The Seller is not aware of and has not received notice of any past or present, conditions, activities, investigation, studies, plans, or proposals that (a) would interfere with or prevent compliance by the Seller, the Business, or the Assets with any Environmental Law or (b) result in any common-law or other liability, or otherwise, to Seller’s Knowledge, form the basis of a claim, action, suit, proceeding, hearing, or investigation, involving the Seller, the Business, or the Assets and related in any way to Hazardous Substances or Environmental Laws.

9.17.3  Hazardous Substances. To Seller’s Knowledge, except as disclosed on Schedule 9.17:

(a)           No Hazardous Substance has been disposed of, spilled, leaked, or otherwise released on, in, under, or from, or otherwise come to be located in the soil or water (including surface water and groundwater) on or under, the Real Property or any other real property owned, leased, or occupied by the Seller in connection with the Business now or in the past in material violation of Environmental Laws;

(b)           None of the Assets have incorporated into them any asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls (in electrical equipment or otherwise), lead-based paint, or any other Hazardous Substance that is prohibited, restricted, or regulated under Environmental Laws when present in buildings, structures, fixtures, or equipment;

(c)           All wastes generated in connection with the Business are and have been transported to and disposed of at an authorized waste disposal facility in compliance with all Environmental Laws; and

(d)           The Seller is not liable under any Environmental Law for investigation, remedial, removal, or other response costs, natural resources damages, or other claims (including administrative orders) arising out of the release or threatened release of any Hazardous Substance at the Real Property or any other facility, and no basis exists for any such liability.

9.17.4  Underground Storage Tanks. To Seller’s Knowledge, except as disclosed on Schedule 9.17, there are no underground storage tanks on the Real Property (whether or not regulated and whether or not out of service, closed, or decommissioned).

9.17.5  Environmental Records. Except as disclosed on Schedule 9.17, the Seller has disclosed and made available to the Buyer true, complete, and correct copies or results of any reports, studies, analysis, tests, monitoring, correspondence with governmental agencies, or other documents in the possession of or initiated by the Seller or otherwise known to the Seller and pertaining to the existence of Hazardous Substances, to compliance with Environmental Laws, or to any other environmental concern relating to the Assets or the Business.  Notwithstanding the foregoing, Seller makes no representations or warranties regarding, and shall have no liability with regard to the accuracy or correctness of the content of any such materials produced or prepared by any third party.

9.18        Receivables. Each of the Seller’s receivables (including accounts receivable, loans receivable, and advances) that is reflected in the Current Balance Sheet, and each of the receivables that has arisen since that date, has arisen only from bona fide transactions in the ordinary course of the Business.

9.19        Accuracy of Representations and Warranties. None of the representations or warranties of the Seller or the Selling Shareholder contains any untrue statement of a material fact or to Seller’s Knowledge, omit or misstate a material fact necessary in order to make statements in this Agreement not misleading..

SECTION 10	REPRESENTATIONS OF BUYER

The Buyer represents and warrants to the Seller and the Selling Shareholder as follows:

10.1         Corporate Existence. The Buyer is a limited liability company duly organized and legally existing under the laws of the state of Delaware.  The Buyer has all requisite power and authority to enter into this Agreement and the Related Agreements and to perform its obligations under them.

10.2         Authorization. The execution, delivery, and performance of this Agreement and the related agreements have been duly authorized and approved by the Manager and Members of the Buyer.  This Agreement and the Related Agreements constitute valid and binding agreements of the Buyer, enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy, reorganization, insolvency, or similar laws affecting the enforcement of creditors’ rights or by the application of general principles of equity.

10.3         Brokers and Finders. The Buyer has not employed any broker or finder in connection with the transactions contemplated by this Agreement and has taken no action that would give rise to a valid claim against any party for a brokerage commission, finder’s fee, or other like payment.

10.4         No Conflict with Other Instruments or Agreements. The execution, delivery, and performance by the Buyer of this Agreement and the Related Agreements will not result in a breach or violation of, or constitute a default under, the Buyer’s Articles of Incorporation or Bylaws or any material agreement to which the Buyer is a party or by which the Buyer is bound.

10.5         Governmental Authorities. Except as set forth on Schedule 10.5, (a) the Buyer is not required to submit any notice, report, or other filing with any governmental or regulatory authority in connection with the execution and delivery by the Buyer of this Agreement and the Related Agreements and the consummation of the purchase and (b) no consent, approval, or authorization of any governmental or regulatory authority is required to be obtained by the Buyer in connection with the Buyer’s execution, delivery, and performance of this Agreement and the Related Agreements and the consummation of the purchase of the Assets.

10.6         Litigation. Except as set forth on Schedule 10.6, there are no actions, suits, proceedings, orders, investigations, or claims pending or, to Buyer’s actual knowledge, threatened against the Buyer or its property, at law or in equity, or before or by any governmental department, commission, board, bureau, agency, or instrumentality; to Buyer’s actual knowledge, the Buyer is not subject to any arbitration proceedings under collective bargaining agreements or otherwise or any governmental investigations or inquiries.

10.7         Accuracy of Representations and Warranties. None of the representations or warranties of the Buyer contain any untrue statement of a material fact.

SECTION 11	COVENANTS OF SELLER AND SELLING SHAREHOLDER

11.1         Seller’s Operation of Business Before Closing. The Seller and the Selling Shareholder agree that between the date of this Agreement and the Closing, the Seller will:

(a)           Continue to operate the Business in the usual and ordinary course and in substantial conformity with all applicable laws, ordinances, regulations, rules, or orders, and will use its best efforts to preserve its business organization and to preserve the continued operation of its business with its customers, suppliers, and others having business relations with the Seller;

(b)           Not assign, sell, lease, or otherwise transfer or dispose of any of the Assets used in the performance of the Business, whether now owned or hereafter acquired, except in the normal and ordinary course of business and in connection with its normal operation;

(c)           Maintain all the Assets in their present condition, reasonable wear and tear and ordinary usage excepted; and

(d)           Notify the Buyer promptly in the event of any material change in the Assets or the Seller’s business before Closing.

11.2         Access to Premises and Information. At reasonable times before the Closing, the Seller will provide the Buyer and its representatives with reasonable access during business hours to the assets, titles, contracts, and records of the Seller and furnish such additional information concerning the Seller’s business as the Buyer from time to time may reasonably request.

11.3         Employee Matters.

11.3.1  Before the Closing, the Seller will deliver to the Buyer a statement of amounts paid to Harold Rasmussen (collectively, “Identified Employees”) during the Seller’s most recent fiscal year and amounts paid for services from the beginning of the current fiscal year to the Closing.  Before the Closing, the Seller will also provide the Buyer with any employee bonus arrangement and a schedule of other material compensation or personnel benefits or policies in effect with respect to the Identified Employees.

11.3.2  Before the Closing, the Seller will not, without the Buyer’s prior written consent, enter into any material agreement with its employees, increase the rate of compensation or bonus payable to or to become payable to any employee, or effect any changes in the management, personnel policies, or employee benefits, except in accordance with existing employment practices.

11.3.3  As of the Closing, the Seller will terminate all of its employees and will pay each employee all wages, commissions, and accrued vacation pay earned up to the time of termination, including overtime pay.

11.4         Change of Name. At the Closing, the Seller will take all action necessary or appropriate to permit the Buyer to legally commence operating the Business under Buyer’s name as of the day after Closing.

11.5         Conditions and Best Efforts. The Seller and the Selling Shareholder will use their best efforts to effectuate the transactions contemplated by this Agreement and the Related Agreements and to fulfill all the conditions of their obligations under this Agreement and the Related Agreements, and will do all acts and things as may be required to carry out their respective obligations under this Agreement and the Related Agreements.

11.6         No Negotiations with Others. Except as otherwise permitted by this Agreement, or with the Buyer’s prior written consent, the Seller and the Selling Shareholder will refrain, and will cause the Seller’s officers, directors, and employees and any investment banker, lawyer, accountant, or other agent retained by the Seller or the Selling Shareholder to refrain, from initiating or soliciting any inquiries or making any proposals with respect to, or engaging in negotiations concerning, or providing any confidential information or data to, or having any discussions with any person relating to, any acquisition, business combination or purchase of all or any significant portion of the Assets of, or any equity interest in, the Seller.  The Seller and the Selling Shareholder will immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any parties conducted heretofore with respect to any of the foregoing.

11.7         Press Releases. No press releases, other public announcements, or notices to customers concerning the transactions contemplated by this Agreement will be made by the Seller or the Selling Shareholder without the Buyer’s prior written consent, which consent will not be unreasonably withheld; however, nothing in this section will prevent a party from supplying such information or making statements as required by governmental authority (prompt notice of which must in any such case be given to the other party or parties) or in order for a party to satisfy its legal obligations under U.S. securities laws.

SECTION 12	COVENANTS OF BUYER

12.1         Conditions and Best Efforts. The Buyer will use its best efforts to effectuate the transactions contemplated by this Agreement and the Related Agreements and to fulfill all the conditions of the Buyer’s obligations under this Agreement and the Related Agreements, and will do all acts and things as may be required to carry out the Buyer’s obligations and to consummate this Agreement and the Related Agreements.

12.2         Confidential Information. If for any reason the sale of Assets contemplated by this Agreement is not consummated, the Buyer will promptly return to the Seller and will not disclose to third parties any confidential information received from the Seller in the course of investigating, negotiating, and performing the transactions contemplated by this Agreement.  For purposes of this provision, “confidential information shall mean” all information provided or disclosed by Seller to Buyer, except for such information that (a) was rightfully in the possession of, or was known by, the Buyer prior to its receipt from Seller, free of any obligation of confidence; (b) is or becomes generally known to the public without violation of this Agreement; (c) is obtained by the Buyer from a third party, without an obligation to keep such information confidential; or (d) is independently developed by the Buyer without use of or reference to the confidential information.

12.3         Press Releases. No press releases, other public announcements, or notices to customers concerning the transactions contemplated by this Agreement will be made by the Buyer without the prior written consent of the Seller, which consent will not be unreasonably withheld; however, nothing in this section will prevent a party from supplying such information or making statements as required by governmental authority or in order for a party to satisfy its legal obligations (prompt notice of which must in any such case be given to the other party or parties).

SECTION 13	CONDITIONS PRECEDENT TO BUYER’S OBLIGATIONS

The obligation of the Buyer to purchase the Assets is subject to the fulfillment, before or at the Closing, of each of the following conditions, any one or portion of which may be waived in writing by the Buyer:

13.1         Representations, Warranties, and Covenants of Seller and Selling Shareholder. All representations and warranties made in this Agreement by the Seller and the Selling Shareholder will be true in all material respects as of the Closing and neither the Seller nor the Selling Shareholder will have violated or will have failed to perform in accordance with any covenant contained in this Agreement or the Related Agreements.

13.2         Licenses and Permits. The Buyer will have obtained all licenses and permits from public authorities necessary to authorize the ownership and operation of a business using the Assets.

13.3         Consents. The Seller will have obtained the third-party consents required under the terms of the Contracts to be assigned by it under this Agreement, and such consents will not have required any change to the terms and conditions of the Contracts other than changes consented to in writing by the Buyer.

13.4         No Suits or Actions. No action, suit, or proceeding before any court or any governmental or regulatory authority will have been commenced and be continuing, and no investigation by any governmental or regulatory authority will have been commenced and be continuing, and to each parties’ knowledge, no action, investigation, suit, or proceeding will be threatened at the time of the Closing, against the Seller or the Buyer or any of their affiliates, associates, officers, or directors, seeking to restrain or prevent or questioning the validity of the transactions contemplated by this Agreement or the Related Agreements.

13.5         Material Adverse Change. From the date of this Agreement to the Closing, the Seller will not have suffered any Material Adverse Change in the Business or Assets.

13.6         Corporate Action. The Seller will have furnished to the Buyer a copy, certified by the Seller’s secretary or assistant secretary, of the resolutions of the Seller authorizing the execution, delivery, and performance of this Agreement and the Related Agreements.

13.7         STB Authority.  On or before the Closing Date, Buyer shall have obtained any necessary authority or exemption from the Surface Transportation Board to acquire the Assets.

SECTION 14	CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER AND SELLING SHAREHOLDER

The obligations of the Seller and the Selling Shareholder to consummate the transactions contemplated by this Agreement and the Related Agreements are subject to the fulfillment, before or at the Closing, of each of the following conditions, any one or a portion of which may be waived in writing by the Seller:

14.1         Representation, Warranties, and Covenants of Buyer. All representations and warranties made in this Agreement by the Buyer will be true in all material respects as of the Closing, and the Buyer will have neither violated nor failed to perform in accordance with any covenant contained in this Agreement or the Related Agreements.

14.2         No Proceeding or Litigation. No action, suit, or proceeding before any court or any governmental or regulatory authority will have been commenced and be continuing, and no investigation by any governmental or regulatory authority will have been commenced and be continuing, and to each parties’ knowledge, no action, investigation, suit, or proceeding will be threatened at the time of the Closing, against the Seller or the Buyer or any of their affiliates, associates, officers, or directors, seeking to restrain or prevent questioning the validity of the transactions contemplated by this Agreement or the Related Agreements.

14.3         Corporate Action. The Buyer will have furnished to the Seller a copy, certified by the Buyer’s secretary or assistant secretary, of the resolutions of the Buyer authorizing the execution, delivery, and performance of this Agreement and the Related Agreements.

SECTION 15	[Intentionally Left Blank]

SECTION 16	RISK OF LOSS

The risk of loss, damage, or destruction to any of the Assets will be the Seller’s responsibility before the Closing.  In the event of such loss, damage, or destruction, the Seller may elect at it sole option to, to the extent reasonable, replace the lost property or repair or cause to repair the damaged property to its condition before the damage.  If replacement, repairs, or restorations are not completed before the Closing, then the purchase price will be adjusted by an amount agreed on by the Buyer and the Seller that will be required to complete the replacement, repair, or restoration after the Closing.  If the Buyer and the Seller are unable to agree, then the Buyer, at its sole option and notwithstanding any other provision of this Agreement, and on notice to the Seller, may terminate this Agreement and declare it to be of no further force and effect, in which event there will be no closing of this Agreement and except for provisions that by their reasonable interpretation or as expressly set forth will survive termination of this Agreement, all the terms and provisions of this Agreement will be deemed null and void.

SECTION 17	INDEMNIFICATION AND SURVIVAL

17.1         Survival of Representations and Warranties. All representations and warranties made in this Agreement will survive the Closing of this Agreement.  The representations and warranties in this Agreement will terminate one (1) year after the Closing Date, and such representations or warranties will thereafter be without force or effect, except for any claim with respect to which notice has been given to the potentially indemnifying party before such expiration date.

17.2         Seller’s and Selling Shareholder’s Indemnification.

17.2.1  Subject to the limitations set forth herein, the Seller and the Selling Shareholder hereby agree to indemnify, defend, and hold the Buyer, its successors, and assigns harmless from and against any and all claims, liabilities, obligations, costs, and expenses, including reasonable attorney fees, (collectively, “Damages”) arising out of or related to:

(a)           Any material breach or inaccuracy of any representation or warranty of the Seller or the Selling Shareholder made in this Agreement or any Related Agreement;

(b)           Any failure by the Seller or the Selling Shareholder to perform any covenant required to be performed by it pursuant to this Agreement or any Related Agreement; and

(c)           Any liability or obligation of the Seller or arising out of or in connection with the ownership, use, condition, maintenance, or operation of the Business or the Assets by the Seller or its shareholders on or before the Closing, in either case not expressly assumed by the Buyer in accordance with the terms of this Agreement.

17.2.2  If any claim is asserted against the Buyer that would give rise to a claim by the Buyer against the Seller or the Selling Shareholder for indemnification under Section 17.2, then the Buyer will promptly give written notice to the Seller concerning such claim and the Seller and the Selling Shareholder will, at no expense to the Buyer, defend the claim.

17.3         Buyer’s Indemnification.

17.3.1  Subject to the limitations set forth herein, the Buyer agrees to defend, indemnify, and hold harmless the Seller, Selling Shareholder, each of their affiliates, and their successors and assigns, from and against all Damages arising out of or related to:

(a)           Any breach or inaccuracy of any representation or warranty of the Buyer made in this Agreement or any Related Document;

(b)           Any failure by the Buyer to perform any covenant required to be performed by it pursuant to this Agreement or any Related Document;

(c)           Any liability or obligation arising out of or in connection with the ownership, use, condition, maintenance, or operation of the Assets by the Buyer from and after the Closing; and

(d)           Any liability or obligation of the Seller to any third party expressly assumed by the Buyer in accordance with the terms of this Agreement.

17.3.2  If any claim is asserted against the Seller that would give rise to a claim by the Seller against the Buyer for indemnification under Section 17.3, then the Seller will promptly give written notice to the Buyer concerning such claim and the Buyer will, at no expense to the Seller, defend the claim.

17.4         Dollar Limitations.  Notwithstanding anything set forth in this Section 17 to the contrary, no indemnification shall be required:

17.4.1  under Sections 17.2 and 17.3 until the total amount of the Damages under such section exceeds $10,000, after which the indemnifying party shall have the obligation to indemnify for the full amount of Damages without regard to such limitation; and

17.4.2  under Sections 17.2 and 17.3, as the case may be, to the extent the total amount of the Damages under such section exceeds the Purchase Price.

17.5         Time Limitations.  Notwithstanding anything set forth in this Section 17 to the contrary, no indemnification shall be required:

17.5.1  under Section 17.2 (excluding any claim under Section 17.2.1(c) relating to litigation set forth on Schedule 10.6) unless Seller and Selling Shareholder shall have received notice of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer on or before the date twelve (12) months after the Closing Date;

17.5.2  under Section 17.2.1(c) relating to litigation set forth on Schedule 10.6 unless Seller and Selling shareholder shall have received notice of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer on or before the date 36 months after the Closing Date;.

17.5.3  under Section 17.3 unless the Buyer shall have received notice of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Seller or Selling Shareholder on or before the date twelve (12) months after the Closing Date.

17.6         Primacy of Remedies; Calculation of Damages.

17.6.1  The amount of any Damages payable under Sections 17.2 or 17.3 by the indemnifying party shall be net of any amounts recovered or recoverable by the indemnified party under applicable insurance policies, or from any other person alleged to be responsible therefor.

17.6.2  The indemnifying party shall not be liable under Sections 17.2 or 17.3 for any incidental, consequential or punitive damages.

SECTION 18	CLOSING

18.1         Time and Place. This Agreement will be closed at the offices of Weintraub Genshlea Chediak, at 400 Capitol Mall, 11th Floor, Sacramento, California, on or before April 6, 2009, (“Closing Date”) or at such other time as the parties may agree in writing (the “Closing”).

18.2         Obligations of Seller and Selling Shareholder at Closing. At the Closing, the Seller and the Selling Shareholder will deliver to the Buyer the following:

(a)           The Related Agreements;

(b)           Any bills of sale, assignments, properly endorsed certificates of title, and other instruments of transfer, in form and substance reasonably satisfactory to counsel for the Buyer, necessary to transfer and convey all of the Assets to the Buyer;

(c)           Possession of the business facilities to be conveyed pursuant to this Agreement; and

(d)           Such other certificates and documents as may be called for by the provisions of this Agreement.

18.3         Buyer’s Obligations at Closing. At the Closing, the Buyer will deliver to the Seller the following:

(a)           Wire transfer the Purchase Price to the Escrow Agent pursuant to the Escrow Agreement ;

(b)           The Related Agreements ; and

(c)           Such other certificates and documents as may be called for by the provisions of this Agreement.

SECTION 19	[Intentionally Left Blank]

SECTION 20	[Intentionally Left Blank]

SECTION 21	TERMINATION OF AGREEMENT

21.1         Right of Parties to Terminate.

21.1.1  This Agreement may be terminated by the Buyer at any time prior to Closing if:

(a)           Any of the licenses, permits, or consents described in Sections 13.2 and 13.3 have been denied, not permitted to go into effect, or obtained on terms not reasonably satisfactory to the Buyer and all reasonable final appeals have been exhausted; or

(b)           The Seller breaches any of its obligations under this Agreement in any material respect.

21.1.2  This Agreement may be terminated by the Seller at any time prior to Closing if:

(a)           Any of the consents described in Section 13.3 have not been obtained on terms satisfactory to the Seller; or

(b)           The Buyer breaches any of its obligations under this Agreement in any material respect.

21.1.3  This Agreement may be terminated by either the Seller or the Buyer, by written notice to the other party, if the Closing fails to occur on or before April 6, 2009; however, the right to terminate this Agreement under this Section 21.1.3 will not be available to any party whose failure to fulfill or perform any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.

21.1.4  This Agreement may be terminated and rescinded as provided in Section 5.2 and Section 5.3 if certain post-closing conditions are not timely satisfied.

21.2         Effect of Termination. If either the Buyer or the Seller decides to terminate this Agreement pursuant to Section 21.1, such party will promptly give written notice to the other party to this Agreement of such decision.  In the event of a termination of this Agreement, the parties to this Agreement will be released from all liabilities and obligations arising under this Agreement (other than those described in Section 12.2 or that survive the termination of this Agreement) with respect to the matters contemplated by this Agreement, other than for damages arising from a breach of this Agreement.

SECTION 22	MISCELLANEOUS PROVISIONS

22.1         Binding Effect.  This Agreement will be binding on and inure to the benefit of the parties and their respective heirs, personal representatives, successors, and assigns.

22.2         Assignment.  Neither this Agreement nor any of the rights, interests, or obligations under this Agreement may be assigned by any party, except as provided within this Agreement.

22.3         No Third-Party Beneficiaries.  Nothing in this Agreement, express or implied, is intended or will be construed to confer on any person, other than the parties to this Agreement, any right, remedy, or claim under or with respect to this Agreement.

22.4         Notices.  All notices and other communications under this Agreement must be in writing and will be deemed to have been given if delivered personally, sent by facsimile (with confirmation), mailed by certified mail, or delivered by an overnight delivery service (with confirmation) to the parties at the following addressees or facsimile numbers (or at such other address or facsimile number as a party may designate by like notice to the other parties):

To:	Bob Parker
Middletown & New Jersey Railroad, LLC
505 South Broad Street
Kennett Square, PA 19348
Fax:  610.925.0135

To:	Paul Biberkraut
Chief Financial and Administrative Officer
Chartwell International, Inc.
P.O. Box 976
McLean, VA 22101-0976
paul.biberkraut@chartwellint.com

Any notice or other communication will be deemed to be given (a) on the date of personal delivery, (b) at the expiration of the fourth day after the date of deposit in the United States mail, or (c) on the date of confirmed delivery by facsimile or overnight delivery service.  The address or facsimile number for notice may be changed by notice in accordance with this Section.  Each party at all times agrees to maintain a street address to which notice can be delivered and a facsimile number hereunder.

22.5         Books and Records.  Unless precluded by applicable law, possession and custody of the Seller’s books and records relating to the Assets will be retained by the Buyer for a period of one years after Closing.  During this period, the Seller will have access to such books and records required to comply with applicable law, including the filing of tax returns, upon reasonable advanced written request.  The Buyer will exercise reasonable care in the safekeeping of such records.

22.6         Amendments.  This Agreement may be amended only by an instrument in writing executed by all the parties, which writing must refer to this Agreement.

22.7         Construction.  The captions used in this Agreement are provided for convenience only and will not affect the meaning or interpretation of any provision of this Agreement.  All references in this Agreement to “Section” or “Sections” without additional identification refer to the Section or Sections of this Agreement.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.  Whenever the words include or including are used in this Agreement, they will be deemed to be followed by the words without limitation.

22.8         Counterparts. This Agreement may be executed in counterparts, each of which will be considered an original and all of which together will constitute one and the same agreement.

22.9         Facsimile Signatures.  Facsimile transmission of any signed original document, and retransmission of any signed facsimile transmission, will be the same as delivery of an original.  At the request of any party, the parties will confirm facsimile transmitted signatures by signing an original document.

22.10      Further Assurances.  Each party agrees (a) to execute and deliver such other documents and (b) to do and perform such other acts and things, as any other party may reasonably request, to carry out the intent and accomplish the purposes of this Agreement.

22.11      Time of Essence. Time is of the essence with respect to all dates and time periods set forth or referred to in this Agreement.

22.12      Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear the party’s own expenses in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated by this Agreement.

22.13      Waiver.  Any provision or condition of this Agreement may be waived at any time, in writing, by the party entitled to the benefit of such provision or condition.  Waiver of any breach of any provision will not be a waiver of any succeeding breach of the provision or a waiver of the provision itself or any other provision.

22.14      Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the state of New York, without regard to conflict-of-laws principles.

22.15       Attorney Fees.  With respect to any dispute relating to this Agreement, or in the event that a suit, action, arbitration, or other proceeding of any nature whatsoever is instituted to interpret or enforce the provisions of this Agreement, including, without limitation, any proceeding under the U.S. Bankruptcy Code and involving issues peculiar to federal bankruptcy law or any action, suit, arbitration, or proceeding seeking a declaration of rights or rescission, the prevailing party shall be entitled to recover from the losing party its reasonable attorney fees, paralegal fees, expert fees, and all other fees, costs, and expenses actually incurred and reasonably necessary in connection therewith, as determined by the judge or arbitrator at trial, arbitration, or other proceeding, or on any appeal or review, in addition to all other amounts provided by law.

22.16      Injunctive and Other Equitable Relief. The parties agree that the remedy at law for any breach of threatened breach by a party may, by its nature, be inadequate, and that the other parties will be entitled, in addition to damages, to a restraining order, temporary and permanent injunctive relief, specific performance, and other appropriate equitable relief, without showing or proving that any monetary damage has been sustained.

22.17       Venue.  Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement will be brought against any of the parties in New York County Circuit Court of the State of New York or, subject to applicable jurisdictional requirements, in the United States District Court for the District of New York, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to such venue.

22.18      Exhibits.  The exhibits referenced in this Agreement are part of this Agreement as if fully set forth in this Agreement.

22.19      Severability. If any provision of this Agreement is invalid or unenforceable in any respect for any reason, the validity and enforceability of such provision in any other respect and of the remaining provisions of this Agreement will not be in any way impaired.

22.20      Entire Agreement.  This Agreement (including the exhibits and schedules referred to in this Agreement) constitutes the entire agreement and understanding of the parties with respect to the subject matter of this Agreement and supersedes all prior understandings and agreements, whether written or oral, among the parties with respect to such subject matter.

22.21      Exhibits.  Following are the Exhibits to the Agreement.

Exhibit A	Escrow Agreement

Exhibit B	Assignment and Assumption Agreement

Exhibit C	Bill of Sale

Exhibit D	Bargain and Sale Deed (or the form reasonably required by title company)

22.22     [SIGNATURE PAGE TO FOLLOW]

The parties enter into this Agreement as of the date first written above.

MIDDLETOWN & NEW JERSEY RAILWAY COMPANY, INC., Seller

By:
Name:
Title:

CHARTWELL INTERNATIONAL INC., Selling Shareholder

By:
Name:
Title:

MIDDLETOWN & NEW JERSEY RAILROAD, LLC, Buyer

By:
Name:
Title: